KCS
Media: Doniele Kane, 816-983-1372, doniele.c.kane@kcsr.com
Investors: Bill Galligan, 816-983-1551, william.h.galligan@kcsr.com

NS
Media: Bob Fort, 757-629-2710, rcfort@nscorp.com
Investors: Leanne Marilley, 757-629-2861, leanne.marilley@nscorp.com

Kansas City Southern and Norfolk Southern Close on Meridian Speedway Joint Venture

Kansas City, Mo., and Norfolk, Va., May 1, 2006 — Kansas City Southern (KCS) (NYSE: KSU) and Norfolk Southern (NS) (NYSE: NSC) announced today that they have closed on the joint venture to increase capacity and improve service on KCS’ Meridian Speedway between Meridian, Miss. and Shreveport, La.

On Dec. 2, 2005, KCS and NS announced an agreement to form this joint venture on KCS’ Meridian Speedway between Meridian, Miss. and Shreveport, La. This rail line is an important direct rail connection moving rail traffic between the southeast and southwest U.S. The joint venture involves the contribution of KCS’ 320-mile line between Meridian, Miss. and Shreveport, La. to the joint venture company and an NS investment of $300 million in cash, substantially all of which will be used for capital improvements to increase capacity and improve transit times over the line. The transaction was subject to regulatory review from the U.S. Surface Transportation Board (STB), which was completed April 10, 2006.

With the closing KCS has contributed the rail line to the joint venture entity, the Meridian Speedway LLC, and NS has made an initial cash contribution of $100 million. NS will make additional cash contributions over time, resulting in a total cash investment of $300 million. Also upon closing, KCS will begin operating the line according to the joint venture operations agreement.

“We are pleased to close this historic joint venture,” said Michael R. Haverty, chairman, president and chief executive officer of Kansas City Southern. “Now we can move forward with implementing capacity and service improvements to the benefit of shippers using this very important transcontinental rail corridor. This is another key element in KCS’ overall strategy to develop the franchise, not only north and south, but east and west.”

“This partnership creates benefits that extend beyond the geographical scope of the Meridian Speedway,” said Wick Moorman, Norfolk Southern chief executive officer. “By adding rail capacity, we will strengthen the nation’s transportation network for handling traffic growth efficiently and reliably.”

Headquartered in Kansas City, Mo., KCS is a transportation holding company that has railroad investments in the U.S., Mexico and Panama. Its primary U.S. holding is The Kansas City Southern Railway Company, serving the central and south central U.S. Its international holdings include Kansas City Southern de Mexico, S.A. de C.V., serving northeastern and central Mexico and the port cities of Lázaro Cárdenas, Tampico and Veracruz, and a 50% interest in Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal. KCS’ North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Canada and Mexico.

NS is one of the nation’s premier transportation companies. Its Norfolk Southern Railway subsidiary operates approximately 21,200 route miles in 22 states, the District of Columbia and Ontario, Canada, serving every major container port in the eastern U.S. and providing superior connections to western rail carriers. NS operates the most extensive intermodal network in the East and is North America’s largest rail carrier of automotive parts and finished vehicles.

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